Press Release October 1, 2026

Exhibit 99.1

James Hardie Announces Appointment of New Non-Executive Director

James Hardie Industries plc (NYSE / ASX: JHX) ("James Hardie" or the "Company"), a leading provider of exterior home and outdoor living solutions, is pleased to announce the appointment of Jennifer Kong-Picarello as an independent non-executive director of James Hardie to be effective October 1, 2026.

Ms. Kong-Picarello, a resident of the United States, is a serving public company Chief Financial Officer with more than 25 years of leadership across NYSE-listed and multinational organizations in the manufacturing, industrial technology and energy management sectors. She currently serves as Senior Vice President and Chief Financial Officer of Terex Corporation (NYSE: TEX), an approximately $8bn global manufacturer of specialty vehicles and industrial equipment with global manufacturing operations, overseeing finance, treasury, mergers and acquisitions, enterprise risk, investor relations and internal audit worldwide.

Prior to joining Terex, Ms. Kong-Picarello was Senior Vice President and Chief Financial Officer of the then €27bn revenue Energy Management segment of Schneider Electric and before that, held a number of Chief Financial Officer roles at Honeywell, including Vice President and Chief Financial Officer of its Intelligrated warehouse automation and material handling business, and Chief Financial Officer of its Smart Meter Energy business, where she oversaw the consolidation of its manufacturing footprint. Her earlier career included finance and audit leadership roles at Tyco International, following a foundation in public accounting at Deloitte. Over her career she has built and led global finance organizations of up to 540 professionals across more than 25 countries.
Ms. Kong-Picarello holds a Bachelor of Accountancy from Nanyang Technological University, Singapore, and is a Certified Public Accountant (inactive). It is anticipated that Ms. Kong-Picarello will join the Audit Committee of the Board in November 2026.

Commenting on the appointment, Nigel Stein, Chair of James Hardie, said, “I am delighted Jennifer has agreed to join the Board. As a serving public company Chief Financial Officer with more than 25 years of experience in global manufacturing, she brings deep expertise in financial management, capital allocation and M&A execution and integration. Her experience in using technology and digitalization to improve business performance will be of real benefit as we continue to execute our growth strategy, integrate our businesses and build on the advantages of our combined portfolio. Jennifer will be a valuable addition to the Board. I look forward to her contributions.”

This media release has been authorized for release by the Board of Directors.
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About James Hardie
James Hardie Industries plc is the industry leader in exterior home and outdoor living solutions, with a portfolio that includes fiber cement, fiber gypsum, and composite and PVC decking and railing products. Products offered by James Hardie are engineered for beauty, durability, and climate resilience, and include trusted brands like

Press Release October 1, 2026

Exhibit 99.1

Hardie®, TimberTech®, AZEK® Exteriors, Versatex®, fermacell® and StruXure®. With a global footprint, the James Hardie portfolio is marketed and sold throughout North America, Europe, Australia and New Zealand.
James Hardie Industries plc is incorporated and existing under the laws of Ireland. As an Irish plc, James Hardie is governed by the Irish Companies Act. James Hardie’s principal executive offices are located at 1st Floor, Block A, One Park Place, Upper Hatch Street, Dublin 2, D02 FD79, Ireland.

Investor and Media Contact

Bill Seymour
Vice President, Investor Relations
investors@jameshardie.com